Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Novelis Updates Fourth Quarter Outlook

Fourth Quarter Results to be Released March 2, 2005

Toronto, Canada — Feb. 8, 2005 — Novelis Inc. (NYSE, TSX: NVL) today announced it has been advised by Alcan Inc. that, under relevant SEC interpretations and practices and due to the nature of how the spin-off transaction from Alcan was ultimately structured, Novelis’ fourth quarter results will include a provision for withholding taxes of approximately US$21 million incurred in connection with the spin-off.

The withholding tax was payable at the time of the spin-off in January and in connection with the spin-off Alcan agreed to reimburse Novelis for the full amount of the withholding taxes. Therefore, Novelis’ financial condition and liquidity will not be affected.

Separately, Alcan informed Novelis that it has completed the allocation of the purchase price for its acquisition of Pechiney. Goodwill in the amount of US$248 million has been allocated to the four former Pechiney foil plants that were contributed to Novelis as part of the spin-off transaction.

Novelis continues to expect operating earnings in the fourth quarter of 2004 to be similar to those of the comparable quarter in 2003, but expects that they will decline compared to the third quarter largely as a result of normal seasonal effects.

Novelis intends to report fourth quarter 2004 financial results on March 2, 2005. Novelis separated from Alcan on Jan. 6, 2005, and therefore Novelis’ businesses were still included as part of Alcan’s results of operations for the year ended Dec. 31, 2004. Additional information on Novelis’ earnings release will be disclosed at a later date.

Novelis is the global leader in aluminum rolled products and aluminum can recycling. Novelis has 37 operating facilities in 12 countries and more than 13,500 dedicated employees. Novelis has the unparalleled capability to provide its customers with a regional supply of high-end rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, Novelis supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information on the company, visit www.novelis.com.

Statements made in this news release which describe the Company’s intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company’s actual results could differ materially from those expressed or implied in such statements. Reference should be made to the recent Form 10 for a summary of major risk factors.

Media Contact:	Investor Contact:
Jennifer Dervin 404-814-4208	Holly Ash 404-814-4212